Provident Financial Services, Inc. Announces Third Quarter Earnings
and Declares Quarterly Cash Dividend

ISELIN, NJ, October 28, 2022 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $43.4 million, or $0.58 per basic and diluted share for the three months ended September 30, 2022, compared to $39.2 million, or $0.53 per basic and diluted share, for the three months ended June 30, 2022 and $37.3 million, or $0.49 per basic and diluted share, for the three months ended September 30, 2021. For the nine months ended September 30, 2022, net income totaled $126.6 million, or $1.69 per basic and diluted share, compared to $130.6 million, or $1.71 per basic share and $1.70 per diluted share, for the nine months ended September 30, 2021. Current quarter earnings were impacted by $2.9 million of non-tax deductible transaction costs related to the pending merger with Lakeland Bancorp, Inc. (“Lakeland”) that was announced on September 27, 2022.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “We are pleased to announce another quarter of strong financial results that included continued expansion of the net interest margin and strong net interest income growth quarter over quarter. The net interest margin expanded 30 basis points from the trailing quarter as loan yields increased, and we benefited from deployment of cash balances into loan growth, while continuing to manage funding costs.” Labozzetta added, “We did record a provision for credit losses of $8.4 million, as recent economic forecasts project a weakening operating environment. In spite of that cautionary outlook, our loan pipeline heading into the fourth quarter remains strong.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on November 25, 2022, to stockholders of record as of the close of business on November 10, 2022.
Performance Highlights for the Third Quarter of 2022
•Net interest income increased $10.0 million to $109.5 million for the three months ended September 30, 2022, from $99.5 million for the trailing quarter as a result of favorable loan repricing, loan growth and funding costs which lagged the increase in the Company's yield on earning assets.
•The net interest margin increased 30 basis points to 3.51% for the quarter ended September 30, 2022, from 3.21% for the trailing quarter.
•The average yield on total loans increased 49 basis points to 4.38% for the quarter ended September 30, 2022, compared to the trailing quarter, while the average cost of deposits, including non-interest bearing deposits, increased 15 basis points to 0.35% for the quarter ended September 30, 2022.
•The Company’s total commercial loan portfolio, excluding Paycheck Protection Program ("PPP") loans, increased $82.9 million, or 3.9% annualized, to $8.57 billion at September 30, 2022, from $8.48 billion at June 30, 2022.
•The Company's earnings for the quarter ended September 30, 2022 included an $8.6 million gain realized on the sale of a foreclosed commercial property and $2.9 million of non-tax deductible transaction costs related to the Company's recently announced pending merger with Lakeland.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 2.12% for the quarter ended September 30, 2022, compared to 1.65% for the quarter ended June 30, 2022.
•Annualized returns on average assets, average equity and average tangible equity were 1.26%, 10.68% and 14.96%, respectively for the three months ended September 30, 2022, compared with 1.16%, 9.83% and 13.82%, respectively for the trailing quarter.
•At September 30, 2022, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.46 billion, with a weighted average interest rate of 6.15%.

•The Company recorded an $8.4 million provision for credit losses for the quarter ended September 30, 2022, compared to a $3.0 million provision for the trailing quarter. The provision for credit losses in the quarter was largely a function of a weakening economic forecast, combined with additional specific reserves on impaired commercial loans of $2.4 million.
Results of Operations
Three months ended September 30, 2022 compared to the three months ended June 30, 2022
For the three months ended September 30, 2022, net income was $43.4 million, or $0.58 per basic and diluted share, compared to net income of $39.2 million, or $0.53 per basic and diluted share, for the three months ended June 30, 2022.
Net Interest Income and Net Interest Margin
Net interest income increased $10.0 million to $109.5 million for the three months ended September 30, 2022, from $99.5 million for the trailing quarter. The improvement in net interest income was largely due to the period over period increase in the net interest margin resulting from the favorable repricing of adjustable rate loans and the reinvestment of cash flows from investment securities into higher-yielding loans. This was partially offset by the more modest unfavorable repricing of interest-bearing liabilities.
The Company’s net interest margin increased 30 basis points to 3.51% for the quarter ended September 30, 2022, from 3.21% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended September 30, 2022 increased 47 basis points to 3.90%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2022 increased 23 basis points to 0.54%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended September 30, 2022 increased 20 basis points to 0.47%, compared to 0.27% for the trailing quarter. The average cost of total deposits, including non-interest bearing deposits, was 0.35% for the quarter ended September 30, 2022, compared to 0.20% for the trailing quarter. The average cost of borrowed funds for the quarter ended September 30, 2022 was 1.11%, compared to 0.84% for the quarter ended June 30, 2022.
Provision for Credit Losses
For the quarter ended September 30, 2022, the Company recorded an $8.4 million provision for credit losses, compared with a provision for credit losses of $3.0 million for the quarter ended June 30, 2022. The provision for credit losses in the quarter was largely a function of a weakening economic forecast, combined with additional specific reserves on impaired commercial loans of $2.4 million.
Non-Interest Income and Expense
For the three months ended September 30, 2022, non-interest income totaled $28.4 million, an increase of $7.5 million, compared to the trailing quarter. Other income increased $8.4 million to $10.4 million for the three months ended September 30, 2022, compared to the trailing quarter, primarily due to an $8.6 million gain realized on the sale of a foreclosed commercial office property to a purchaser who intends to reposition the use to industrial space. Partially offsetting this increase in non-interest income, Bank owned life insurance ("BOLI") income decreased $326,000 compared to the trailing quarter, to $1.2 million for the three months ended September 30, 2022, primarily due to a benefit claim recognized in the prior quarter. Wealth management income decreased $239,000 compared to the trailing quarter, to $6.8 million for the three months ended September 30, 2022, primarily due to a decrease in the market value of assets under management and a decrease in tax preparation fees which are typically earned in the second quarter. Fee income decreased $221,000 to $7.2 million for the three months ended September 30, 2022, compared to the trailing quarter, primarily due to decreases in commercial loan prepayment fees and debit card fees, partially offset by an increase in deposit related fee income.
Non-interest expense totaled $69.4 million for the three months ended September 30, 2022, an increase of $5.6 million, compared to $63.8 million for the trailing quarter. For the three months ended September 30, 2022, the Company recorded a $1.6 million provision for credit losses for off-balance sheet credit exposures, compared to a $1.0 million negative provision for the trailing quarter. The $2.6 million increase in the provision for credit losses for the quarter was primarily due to an increase in loans approved and awaiting closing, combined with an increase in projected loss factors resulting from a weakening economic forecast. Other operating expenses increased $2.4 million to $12.2 million for the three months ended September 30, 2022, compared to the trailing quarter. The increase in other operating expenses was primarily due to transaction costs related to the recently announced pending merger with Lakeland. Additionally, compensation and benefits expense increased $642,000 to $38.1 million for the three months ended September 30, 2022, compared to $37.4 million for the trailing quarter. The increase in compensation and benefit expense was primarily attributable to increases in the accrual for incentive compensation and salary expense, partially offset by a decrease in stock-based compensation.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.89% for the quarter ended September 30, 2022, compared to 1.92% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 47.11% for the three months ended September 30, 2022, compared to 53.83% for the trailing quarter.
Income Tax Expense
For the three months ended September 30, 2022, the Company's income tax expense was $16.7 million with an effective tax rate of 27.7%, compared with income tax expense of $14.3 million with an effective tax rate of 26.8% for the trailing quarter. The increase in tax expense for the three months ended September 30, 2022, compared with the trailing quarter was largely due to an increase in taxable income, while the increase in the effective tax rate for the three months ended September 30, 2022, compared with the trailing quarter was largely due to non-deductible merger related transaction costs of $2.9 million recognized in the current quarter and an increase in the proportion of income derived from taxable sources.
Three months ended September 30, 2022 compared to the three months ended September 30, 2021
For the three months ended September 30, 2022, net income was $43.4 million, or $0.58 per basic and diluted share, compared to net income of $37.3 million, or $0.49 per basic and diluted share, for the three months ended September 30, 2021.
Net Interest Income and Net Interest Margin
Net interest income increased $18.3 million to $109.5 million for the three months ended September 30, 2022, from $91.2 million for same period in 2021. The increase in net interest income for the three months ended September 30, 2022, was primarily driven by an increase in the net interest margin resulting from the favorable repricing of adjustable rate loans and the investment of excess liquidity into higher yielding loans and available for sale securities. This was partially offset by a reduction in the fees related to the forgiveness of PPP loans. For the three months ended September 30, 2022, fees related to the forgiveness of PPP loans decreased $2.4 million to $100,000, compared to $2.5 million for the three months ended September 30, 2021.
The Company’s net interest margin increased 57 basis points to 3.51% for the quarter ended September 30, 2022, from 2.94% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended September 30, 2022 increased 69 basis points to 3.90%, compared to 3.21% for the quarter ended September 30, 2021. The weighted average cost of interest bearing liabilities increased 17 basis points for the quarter ended September 30, 2022 to 0.54%, compared to 0.37% for the third quarter of 2021. The average cost of interest bearing deposits for the quarter ended September 30, 2022 was 0.47%, compared to 0.30% for the same period last year. Average non-interest bearing demand deposits increased $198.6 million to $2.75 billion for the quarter ended September 30, 2022, compared to $2.55 billion for the quarter ended September 30, 2021. The average cost of total deposits, including non-interest bearing deposits, was 0.35% for the quarter ended September 30, 2022, compared with 0.23% for the quarter ended September 30, 2021. The average cost of borrowed funds for the quarter ended September 30, 2022 was 1.11%, compared to 1.08% for the same period last year.
Provision for Credit Losses
For the quarter ended September 30, 2022, the Company recorded an $8.4 million provision for credit losses, compared with a $1.0 million provision for credit losses for the quarter ended September 30, 2021. The increase in the provision was largely a function of the weakening economic forecast, combined with an increase in total loans outstanding.

Non-Interest Income and Expense
Non-interest income totaled $28.4 million for the quarter ended September 30, 2022, an increase of $5.1 million, compared to the same period in 2021. Other income increased $6.2 million to $10.4 million for the three months ended September 30, 2022, compared to the quarter ended September 30, 2021, primarily due to an $8.6 million gain realized on the sale of a foreclosed commercial office property to a purchaser who intends to reposition the property to industrial use in the current quarter, partially offset by the prior year $3.4 million reduction in the contingent consideration related to the earn-out provisions of the 2019 purchase of Tirschwell & Loewy, Inc. ("T&L"). Additionally, insurance agency income increased $432,000 to $2.9 million for the three months ended September 30, 2022, compared to the quarter ended September 30, 2021, largely due to strong retention revenue. Partially offsetting these increases in non-interest income, wealth management income decreased $1.1 million to $6.8 million for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to a decrease in the market value of assets under management, while BOLI income decreased $643,000 compared to the quarter ended September 30, 2021, to $1.2 million for the three months ended September 30, 2022, primarily due to a benefit claim recognized in the prior year.
For the three months ended September 30, 2022, non-interest expense totaled $69.4 million, an increase of $6.0 million, compared to the three months ended September 30, 2021. Other operating expenses increased $3.3 million to $12.2 million for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to $2.9 million of transaction costs related to the recently announced pending merger with Lakeland. Data processing expense increased $772,000 to $5.6 million for the three months ended September 30, 2022, compared to the same period in 2021 largely due to increases in software subscription expense and online banking costs. Credit loss expense for off-balance sheet credit exposures increased $595,000 to $1.6 million for the three months ended September 30, 2022, compared to a $980,000 for the same period in 2021. The increase in the provision was primarily the result of the period-over-period relative change in projected loss factors. Additionally, compensation and benefits expense increased $525,000 to $38.1 million for three months ended September 30, 2022, compared to $37.6 million for the same period in 2021. The increase was principally due to increases in salary expense and stock-based compensation, partially offset by a decrease in the accrual for incentive compensation. Net occupancy expenses increased $502,000 to $8.5 million for the three months ended September 30, 2022, compared to the same period in 2021, largely due to increases in maintenance, depreciation and rent expenses.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.89% for the quarter ended September 30, 2022, compared to 1.85% for the same period in 2021. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 47.11% for the three months ended September 30, 2022 compared to 54.51% for the same respective period in 2021.
Income Tax Expense
For the three months ended September 30, 2022, the Company's income tax expense was $16.7 million with an effective tax rate of 27.7%, compared with $12.9 million with an effective tax rate of 25.7% for the three months ended September 30, 2021. The increase in tax expense for the three months ended September 30, 2022, compared with the same period last year was largely the result of an increase in taxable income, while the increase in the effective tax rate for the three months ended September 30, 2022, compared with the three months ended September 30, 2021, was largely due to non-deductible merger related transaction costs of $2.9 million recognized in the current quarter and an increase in the proportion of income derived from taxable sources.

Nine Months Ended September 30, 2022 compared to the nine months ended September 30, 2021
For the nine months ended September 30, 2022, net income totaled $126.6 million, or $1.69 per basic and diluted share, compared to net income of $130.6 million, or $1.70 per basic and diluted share, for the nine months ended September 30, 2021.
Net Interest Income and Net Interest Margin
Net interest income increased $31.4 million to $303.5 million for the nine months ended September 30, 2022, from $272.1 million for same period in 2021. The increase in net interest income for the nine months ended September 30, 2022, was primarily driven by the favorable repricing of adjustable rate loans and an increase in rates on new loan originations. Net interest income was further enhanced by growth in lower-costing core and non-interest bearing deposits and increases in available for sale debt securities and total loans outstanding. This was partially offset by a reduction in fees related to the forgiveness of PPP loans. For the nine months ended September 30, 2022, fees related to the forgiveness of PPP loans decreased $7.9 million to $1.4 million, compared to $9.3 million for the nine months ended September 30, 2021.
For the nine months ended September 30, 2022, the net interest margin increased 25 basis points to 3.24%, compared to 2.99% for the nine months ended September 30, 2021. The weighted average yield on interest earning assets increased 20 basis points to 3.51% for the nine months ended September 30, 2022, compared to 3.31% for the nine months ended September 30, 2021, while the weighted average cost of interest bearing liabilities decreased five basis points to 0.38% for the nine months ended September 30, 2022, compared to 0.43% for the same period last year. The average cost of interest bearing deposits decreased one basis point to 0.33% for the nine months ended September 30, 2022, compared to 0.34% for the same period last year. Average non-interest bearing demand deposits increased $300.7 million to $2.77 billion for the nine months ended September 30, 2022, compared with $2.47 billion for the nine months ended September 30, 2021. The average cost of total deposits, including non-interest bearing deposits, was 0.25% for the nine months ended September 30, 2022, compared with 0.26% for the nine months ended September 30, 2021. The average cost of borrowings for the nine months ended September 30, 2022 was 0.97%, compared to 1.13% for the same period last year.
Provision for Credit Losses
For the nine months ended September 30, 2022, the Company recorded a $5.0 million provision for credit losses related to loans, compared with a negative provision for credit losses of $24.7 million for the nine months ended September 30, 2021. The increase in the period-over-period provision for credit losses was largely a function of the significant favorable impact of the post-pandemic recovery resulting in a large negative provision taken in the prior year period, combined with the current weakening economic forecast and an increase in total loans outstanding.
Non-Interest Income and Expense
For the nine months ended September 30, 2022, non-interest income totaled $69.5 million, an increase of $3.4 million, compared to the same period in 2021. Other income increased $7.1 million to $13.5 million for the nine months ended September 30, 2022, compared to $6.4 million for the same period in 2021, primarily due to an $8.6 million gain realized on the sale of a foreclosed commercial office property to a purchaser who intends to reposition the property to industrial use and an increase in fees on loan-level interest rate swap transactions, partially offset by income recognized from a $3.4 million reduction in the contingent consideration related to the earn-out provisions of the 2019 purchase of T&L which was recorded in the prior year. Insurance agency income increased $1.1 million to $9.1 million for the nine months ended September 30, 2022, compared to $8.0 million for the same period in 2021, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases to non-interest income, BOLI income decreased $2.0 million to $4.0 million for the nine months ended September 30, 2022, compared to the same period in 2021, primarily due to a decrease in benefit claims recognized and lower equity valuations. Wealth management income decreased $1.6 million to $21.3 million for the nine months ended September 30, 2022, compared to the same period in 2021, primarily due to a decrease in the market value of assets under management, partially offset by new business generation. Additionally, fee income decreased $1.1 million to $21.5 million for the nine months ended September 30, 2022, compared to the same period in 2021, primarily due to a decrease in debit card revenue, which was curtailed by the Durbin amendment beginning July 1, 2021, partially offset by an increase in deposit related fees.

Non-interest expense totaled $195.2 million for the nine months ended September 30, 2022, an increase of $7.2 million, compared to $188.0 million for the nine months ended September 30, 2021. Compensation and benefits expense increased $4.8 million to $112.6 million for the nine months ended September 30, 2022, compared to $107.7 million for the nine months ended September 30, 2021, primarily due to increases in stock-based compensation and salary expense, partially offset by a decreases in the accrual for incentive compensation and post-retirement benefit expenses. Other operating expense increased $3.3 million to $31.4 million for the nine months ended September 30, 2022, compared to $28.0 million for the nine months ended September 30, 2021, primarily due to $2.9 million of transaction costs related to the recently announced pending merger with Lakeland and valuation charges on foreclosed real estate. Data processing expense increased $1.9 million to $16.6 million for the nine months ended September 30, 2022, mainly due to an increase in software subscription expenses. Additionally, net occupancy expense increased $1.1 million to $26.3 million for the nine months ended September 30, 2022, compared to the same period in 2021, mainly due to increases in rent, depreciation and maintenance expenses. Partially offsetting these increases, credit loss expense for off-balance sheet credit exposures decreased $3.9 million to a negative provision of $1.8 million for the nine months ended September 30, 2022, compared to a $2.2 million provision for the same period last year. The decrease was primarily the result of a decrease in the pipeline of loans approved and awaiting closing and an increase in line of credit utilization, partially offset by an increase in projected loss factors.
Income Tax Expense
For the nine months ended September 30, 2022, the Company's income tax expense was $46.2 million with an effective tax rate of 26.7%, compared with $44.4 million with an effective tax rate of 25.4% for the nine months ended September 30, 2021. The increase in tax expense for the nine months ended September 30, 2022, compared with the same period last year was largely the result of an increase in taxable income, while the increase in the effective tax rate for the nine months ended September 30, 2021, compared with the with the prior year was largely due to non-deductible merger related transaction costs of $2.9 million recognized in the current quarter and an increase in the proportion of income derived from taxable sources.
Asset Quality
The Company’s total non-performing loans at September 30, 2022 were $59.5 million, or 0.59% of total loans, compared to $40.4 million, or 0.40% of total loans at June 30, 2022 and $48.0 million, or 0.50% of total loans at December 31, 2021. The $19.1 million increase in non-performing loans at September 30, 2022, compared to the trailing quarter, consisted of a $16.7 million increase in non-performing commercial mortgage loans and a $5.2 million increase in non-performing commercial loans, partially offset by a $1.6 million decrease in non-performing construction loans, a $578,000 decrease in non-performing consumer loans, a $457,000 decrease in non-performing multi-family loans and a $281,000 decrease in non-performing residential mortgage loans. At September 30, 2022, impaired loans totaled $65.7 million with related specific reserves of $4.2 million, compared with impaired loans totaling $45.1 million with related specific reserves of $1.5 million at June 30, 2022. At December 31, 2021, impaired loans totaled $52.3 million with related specific reserves of $4.3 million.
At September 30, 2022, the Company’s allowance for credit losses related to the loan portfolio was 0.88% of total loans, compared to 0.79% and 0.84% at June 30, 2022 and December 31, 2021, respectively. The allowance for credit losses increased $7.9 million to $88.6 million at September 30, 2022, from $80.7 million at December 31, 2021. The increase in the allowance for credit losses on loans at September 30, 2022 compared to December 31, 2021 was due to a $5.0 million provision for credit losses and net recoveries of $2.9 million. The increase in the allowance for credit losses on loans was primarily due to the weakening economic forecast, combined with an increase in total loans outstanding.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	September 30, 2022		June 30, 2022		December 31, 2021
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Residential mortgage loans	16	$2,922	9	$853	26	$7,229
Commercial mortgage loans	3	848	2	276	4	720
Multi-family mortgage loans	1	798	—	—	—	—
Construction loans	1	1,058	—	—	—	—
Total mortgage loans	21	5,626	11	1,129	30	7,949
Commercial loans	9	2,101	5	1,040	11	7,229
Consumer loans	12	401	11	343	24	649
Total 30 to 59 days past due	42	$8,128	27	$2,512	65	$15,827

60 to 89 days past due:
Residential mortgage loans	4	$302	9	$1,752	7	$1,131
Commercial mortgage loans	—	—	—	—	2	3,960
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Total mortgage loans	4	302	9	1,752	9	5,091
Commercial loans	5	1,135	3	41	5	1,289
Consumer loans	6	379	5	169	7	228
Total 60 to 89 days past due	15	1,816	17	1,962	21	6,608
Total accruing past due loans	57	$9,944	44	$4,474	86	$22,435

Non-accrual:
Residential mortgage loans	21	$3,120	21	$3,401	28	$6,072
Commercial mortgage loans	13	35,352	15	18,627	14	16,887
Multi-family mortgage loans	1	1,583	2	2,040	1	439
Construction loans	2	1,878	3	3,466	2	2,365
Total mortgage loans	37	41,933	41	27,534	45	25,763
Commercial loans	35	17,181	32	11,950	51	20,582
Consumer loans	9	387	16	964	17	1,682
Total non-accrual loans	81	$59,501	89	$40,448	113	$48,027

Non-performing loans to total loans		0.59%		0.40%		0.50%
Allowance for loan losses to total non-performing loans		148.96%		195.35%		168.11%
Allowance for loan losses to total loans		0.88%		0.79%		0.84%
At September 30, 2022 and December 31, 2021, the Company held foreclosed assets of $2.1 million and $8.7 million, respectively. During the nine months ended September 30, 2022, there were four additions to foreclosed assets with an aggregate carrying value of $1.1 million, three properties sold with an aggregate carrying value of $7.6 million and a valuation charge of $200,000. Foreclosed assets at September 30, 2022 consisted primarily of commercial real estate. Total non-performing assets at September 30, 2022 increased $4.8 million to $61.6 million, or 0.45% of total assets, from $56.8 million, or 0.41% of total assets at December 31, 2021.

Balance Sheet Summary
Total assets at September 30, 2022 were $13.60 billion, a $177.4 million decrease from December 31, 2021. The decrease in total assets was primarily due to a $527.6 million decrease in cash and cash equivalents and a $250.5 million decrease in total investments, partially offset by a $464.9 million increase in total loans.
The Company’s loan portfolio totaled $10.05 billion at September 30, 2022 and $9.58 billion at December 31, 2021. The loan portfolio consists of the following:

	September 30, 2022	June 30, 2022	December 31, 2021
	(Dollars in thousands)
Mortgage loans:
Residential	$1,169,368	$1,180,967	$1,202,638
Commercial	4,237,534	4,136,344	3,827,370
Multi-family	1,478,402	1,445,099	1,364,397
Construction	666,740	728,024	683,166
Total mortgage loans	7,552,044	7,490,434	7,077,571
Commercial loans	2,190,584	2,192,009	2,188,866
Consumer loans	316,547	322,711	327,442
Total gross loans	10,059,175	10,005,154	9,593,879
Premiums on purchased loans	1,376	1,405	1,451
Net deferred fees and unearned discounts	(14,022)	(14,114)	(13,706)
Total loans	$10,046,529	$9,992,445	$9,581,624
Total PPP loans outstanding, which are included in total commercial loans, decreased $89.3 million to $5.6 million at September 30, 2022, from $94.9 million at December 31, 2021. Excluding the decrease in PPP loans, during the nine months ended September 30, 2022, the Company experienced net increases of $410.2 million in commercial mortgage loans, $114.0 million in multi-family loans and $91.0 million in commercial loans, partially offset by net decreases in residential mortgage, construction and consumer loans of $33.3 million $16.4 million and $10.9 million, respectively. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 85.2% of the loan portfolio at September 30, 2022, compared to 84.1% at December 31, 2021.
For the nine months ended September 30, 2022, loan funding, including advances on lines of credit, totaled $3.05 billion, compared with $2.54 billion for the same period in 2021.
At September 30, 2022, the Company’s unfunded loan commitments totaled $2.17 billion, including commitments of $1.10 billion in commercial loans, $592.5 million in construction loans and $188.3 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2021 and September 30, 2021 were $2.05 billion and $2.17 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.46 billion at September 30, 2022, compared to $1.09 billion and $1.61 billion at December 31, 2021 and September 30, 2021, respectively.
Cash and cash equivalents were $184.9 million at September 30, 2022, a $527.6 million decrease from December 31, 2021, primarily due to a decrease in short term investments.
Total investments were $2.28 billion at September 30, 2022, a $250.5 million decrease from December 31, 2021. This decrease was primarily due to an increase in unrealized losses on available for sale debt securities, repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.
Total deposits decreased $548.4 million during the nine months ended September 30, 2022, to $10.69 billion. Total savings and demand deposit accounts decreased $536.0 million to $10.01 billion at September 30, 2022, while total time deposits decreased $12.4 million to $680.1 million at September 30, 2022. The decrease in savings and demand deposits was largely attributable to a $296.3 million decrease in interest bearing demand deposits, as the Company shifted $360.0 million of brokered demand deposits into lower-costing Federal Home Loan Bank of New York ("FHLB") borrowings, a $196.9 million decrease in money market deposits and an $84.1 million decrease in non-interest bearing demand deposits, partially offset by a $41.3 million increase in savings deposits. The decrease in time deposits was primarily due to maturities of longer-term retail time deposits, partially offset by the inflow of brokered time deposits.
Borrowed funds increased $436.8 million during the nine months ended September 30, 2022, to $1.06 billion. The increase in borrowings was largely due to the maturity and replacement of brokered deposits into lower-costing FHLB borrowings. Borrowed funds represented 7.8% of total assets at September 30, 2022, an increase from 4.5% at December 31, 2021.
Stockholders’ equity decreased $146.1 million during the nine months ended September 30, 2022, to $1.55 billion, primarily due to an increase in unrealized losses on available for sale debt securities, dividends paid to stockholders and common stock repurchases, partially offset by net income earned for the period. For the nine months ended September 30, 2022, common stock repurchases totaled 2,045,037 shares at an average cost of $23.23 per share, of which 17,746 shares, at an average cost of $23.52 per share, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At September 30, 2022, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at September 30, 2022 were $20.64 and $14.49, respectively, compared with $22.05 and $16.02, respectively, at December 31, 2021.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, October 28, 2022 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2022. The call may be accessed by dialing 1-844-200-6205 (United States), 1-646-904-5544 (United States Local), 1-833-950-0062 (Canada Toll Free), 1-226-828-7575 (Canada Local), or 1-929-526-1599 (All other locations). Speakers will need to enter speaker access code (252463) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland Bancorp, Inc.; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; and potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies.
In addition, the effects of the COVID-19 pandemic continue to have an uncertain impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, including potential variants, it is difficult to predict the continuing impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which remain highly uncertain, including when the pandemic will be controlled and abated, and the extent to which the economy can remain open.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three months ended			At or for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Statement of Income
Net interest income	$109,489	$99,475	$91,228	$303,491	$272,132
Provision for credit losses	8,413	2,996	969	5,004	(24,736)
Non-interest income	28,445	20,932	23,362	69,523	66,156
Non-interest expense	69,443	63,846	63,440	195,173	187,989
Income before income tax expense	60,078	53,565	50,181	172,837	175,035
Net income	43,421	39,228	37,268	126,613	130,618
Diluted earnings per share	$0.58	$0.53	$0.49	$1.69	$1.70
Interest rate spread	3.36%	3.12%	2.84%	3.13%	2.88%
Net interest margin	3.51%	3.21%	2.94%	3.24%	2.99%

Profitability
Annualized return on average assets	1.26%	1.16%	1.11%	1.24%	1.32%
Annualized return on average equity	10.68%	9.83%	8.73%	10.36%	10.48%
Annualized return on average tangible equity (1)	14.96%	13.82%	12.04%	14.46%	14.53%
Annualized adjusted non-interest expense to average assets (3)	1.89%	1.92%	1.85%	1.91%	1.88%
Efficiency ratio (4)	47.11%	53.83%	54.51%	52.03%	54.93%

Asset Quality
Non-accrual loans		$40,448		$59,501	$66,201
90+ and still accruing		—		—	—
Non-performing loans		40,448		59,501	66,201
Foreclosed assets		9,076		2,053	1,619
Non-performing assets		49,524		61,554	67,820
Non-performing loans to total loans		0.40%		0.59%	0.69%
Non-performing assets to total assets		0.36%		0.45%	0.51%
Allowance for loan losses		$79,016		$88,633	$80,033
Allowance for loan losses to total non-performing loans		195.35%		148.96%	120.89%
Allowance for loan losses to total loans		0.79%		0.88%	0.84%
Net loan (recoveries) charge-offs	$(1,216)	259	$1,926	$(2,893)	$(3,267)
Annualized net loan (recoveries) charge offs to average total loans	(0.05)%	0.01%	0.08%	(0.04)%	(0.05)%

Average Balance Sheet Data
Assets	$13,622,554	$13,541,209	$13,370,556	$13,618,804	$13,212,091
Loans, net	9,914,831	9,683,027	9,439,013	9,694,816	9,582,762
Earning assets	12,390,107	12,328,742	12,246,730	12,414,917	12,047,648
Core deposits	10,173,351	10,462,293	9,961,309	10,394,240	9,530,344
Borrowings	908,841	527,630	652,441	663,366	844,240
Interest-bearing liabilities	9,011,492	8,918,786	8,891,762	8,978,775	8,843,818
Stockholders' equity	1,613,522	1,601,245	1,693,733	1,633,430	1,667,025
Average yield on interest-earning assets	3.90%	3.43%	3.21%	3.51%	3.31%
Average cost of interest-bearing liabilities	0.54%	0.31%	0.37%	0.38%	0.43%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Net income	$43,421	$39,228	$37,268	$126,613	$130,618
Adjustments to net income:
Provision for credit losses	8,413	2,996	969	5,004	(24,736)
Credit loss expense (benefit) for off-balance sheet credit exposure	1,575	(973)	980	(1,788)	2,155
Merger-related transaction costs	2,886	—	—	2,886	—
Income tax expense	16,657	14,337	12,913	46,224	44,417
PTPP income	$72,952	$55,588	$52,130	$178,939	$152,454

Annualized PTPP income	$289,429	$222,963	$206,820	$239,241	$203,830
Average assets	$13,622,554	$13,541,209	$13,370,556	$13,618,804	$13,212,091

Annualized PTPP return on average assets	2.12%	1.65%	1.55%	1.76%	1.54%

(2) Annualized Return on Average Tangible Equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Total average stockholders' equity	$1,613,522	$1,601,245	$1,693,733	$1,633,430	$1,667,025
Less: total average intangible assets	462,180	463,039	465,180	463,030	465,374
Total average tangible stockholders' equity	$1,151,342	$1,138,206	$1,228,553	$1,170,400	$1,201,651

Net income	$43,421	$39,228	$37,268	$126,613	$130,618

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	14.96%	13.82%	12.04%	14.46%	14.53%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Reported non-interest expense	$69,443	$63,846	$63,440	$195,173	$187,989
Adjustments to non-interest expense:
Credit loss expense (benefit) for off-balance sheet credit exposures	1,575	(973)	980	(1,788)	2,155
Merger-related transaction costs	2,886	—	—	2,886	—
Adjusted non-interest expense	$64,982	$64,819	$62,460	$194,075	$185,834

Annualized adjusted non-interest expense	$257,809	$259,988	$247,803	$259,478	$248,459

Average assets	$13,622,554	$13,541,209	$13,370,556	$13,618,804	13,212,091

Annualized adjusted non-interest expense/average assets	1.89%	1.92%	1.85%	1.91%	1.88%

(4) Efficiency Ratio Calculation
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Net interest income	$109,489	$99,475	$91,228	$303,491	$272,132
Non-interest income	28,445	20,932	23,362	69,523	66,156
Total income	$137,934	$120,407	$114,590	$373,014	$338,288

Adjusted non-interest expense	$64,982	$64,819	$62,460	$194,075	$185,834

Efficiency ratio (adjusted non-interest expense/income)	47.11%	53.83%	54.51%	52.03%	54.93%

(5) Book and Tangible Book Value per Share
				At September 30,	At December 31,
				2022	2021
Total stockholders' equity				$1,550,985	$1,697,096
Less: total intangible assets				461,673	464,183
Total tangible stockholders' equity				$1,089,312	$1,232,913

Shares outstanding				75,162,357	76,969,999

Book value per share (total stockholders' equity/shares outstanding)				$20.64	$22.05
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$14.49	$16.02

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2022 (Unaudited) and December 31, 2021
(Dollars in Thousands)

Assets	September 30, 2022	December 31, 2021
Cash and due from banks	$183,929	$506,270
Short-term investments	939	206,193
Total cash and cash equivalents	184,868	712,463
Available for sale debt securities, at fair value	1,829,309	2,057,851
Held to maturity debt securities, net (fair value of $368,668 at September 30, 2022 (unaudited) and $449,709 at December 31, 2021)	393,069	436,150
Equity securities, at fair value	1,059	1,325
Federal Home Loan Bank stock	55,717	34,290
Loans	10,046,529	9,581,624
Less allowance for credit losses	88,633	80,740
Net loans	9,957,896	9,500,884
Foreclosed assets, net	2,053	8,731
Banking premises and equipment, net	80,770	80,559
Accrued interest receivable	45,120	41,990
Intangible assets	461,673	464,183
Bank-owned life insurance	237,590	236,630
Other assets	354,722	206,146
Total assets	$13,603,846	$13,781,202

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$8,503,639	$9,080,956
Savings deposits	1,501,857	1,460,541
Certificates of deposit of $100,000 or more	410,003	368,277
Other time deposits	270,106	324,238
Total deposits	10,685,605	11,234,012
Mortgage escrow deposits	39,623	34,440
Borrowed funds	1,063,602	626,774
Subordinated debentures	10,442	10,283
Other liabilities	253,589	178,597
Total liabilities	12,052,861	12,084,106

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,162,357 shares outstanding at September 30, 2022 and 76,969,999 outstanding at December 31, 2021.	832	832
Additional paid-in capital	978,363	969,815
Retained earnings	886,332	814,533
Accumulated other comprehensive (loss) income	(174,487)	6,863
Treasury stock	(127,145)	(79,603)
Unallocated common stock held by the Employee Stock Ownership Plan	(12,910)	(15,344)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,537)	(3,984)
Deferred Compensation - Directors' Deferred Fee Plan	3,537	3,984
Total stockholders' equity	1,550,985	1,697,096
Total liabilities and stockholders' equity	$13,603,846	$13,781,202

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended September 30, 2022, June 30, 2022 and September 30, 2021, and nine months ended September 30, 2022 and 2021 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest income:
Real estate secured loans	$80,273	$69,073	$62,470	$213,181	$187,363
Commercial loans	25,201	22,363	24,454	70,385	75,770
Consumer loans	3,785	3,344	3,345	10,268	10,249
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	9,560	8,454	5,877	25,966	17,211
Held to maturity debt securities	2,416	2,489	2,638	7,501	8,122
Deposits, federal funds sold and other short-term investments	496	562	810	1,705	1,954
Total interest income	121,731	106,285	99,594	329,006	300,669

Interest expense:
Deposits	9,560	5,576	6,295	20,322	20,495
Borrowed funds	2,518	1,104	1,768	4,790	7,130
Subordinated debt	164	130	303	403	912
Total interest expense	12,242	6,810	8,366	25,515	28,537
Net interest income	109,489	99,475	91,228	303,491	272,132
Provision charge (benefit) for credit losses	8,413	2,996	969	5,004	(24,736)
Net interest income after provision for credit losses	101,076	96,479	90,259	298,487	296,868

Non-interest income:
Fees	7,203	7,424	6,963	21,516	22,623
Wealth management income	6,785	7,024	7,921	21,274	22,914
Insurance agency income	2,865	2,850	2,433	9,135	8,009
Bank-owned life insurance	1,237	1,563	1,880	3,978	5,970
Net gain on securities transactions	(3)	141	27	154	257
Other income	10,358	1,930	4,138	13,466	6,383
Total non-interest income	28,445	20,932	23,362	69,523	66,156

Non-interest expense:
Compensation and employee benefits	38,079	37,437	37,554	112,582	107,737
Net occupancy expense	8,452	8,479	7,950	26,262	25,158
Data processing expense	5,599	5,632	4,827	16,575	14,629
FDIC Insurance	1,400	1,350	1,575	3,955	4,915
Amortization of intangibles	779	873	883	2,511	2,773
Advertising and promotion expense	1,366	1,222	783	3,692	2,586
Credit loss expense (benefit) for off-balance sheet exposures	1,575	(973)	980	(1,788)	2,155
Other operating expenses	12,193	9,826	8,888	31,384	28,036
Total non-interest expense	69,443	63,846	63,440	195,173	187,989
Income before income tax expense	60,078	53,565	50,181	172,837	175,035
Income tax expense	16,657	14,337	12,913	46,224	44,417
Net income	$43,421	$39,228	$37,268	$126,613	$130,618

Basic earnings per share	$0.58	$0.53	$0.49	$1.69	$1.71
Average basic shares outstanding	74,297,237	74,328,632	76,604,653	74,808,358	76,588,549

Diluted earnings per share	$0.58	$0.53	$0.49	$1.69	$1.70
Average diluted shares outstanding	74,398,975	74,400,788	76,685,206	74,898,359	76,673,563

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$30,231	$201	2.67%	$77,761	$191	0.98%	$479,035	$172	0.14%
Federal funds sold and other short-term investments	46,707	295	2.54%	99,825	371	1.49%	217,662	638	1.16%
Available for sale debt securities	1,948,721	9,115	2.42%	2,023,199	8,093	1.60%	1,641,816	5,352	1.30%
Held to maturity debt securities, net (1)	399,370	2,416	1.87%	412,229	2,489	2.41%	432,478	2,638	2.44%
Equity securities, at fair value	949	—	—%	1,019	—	—%	1,108	—	—%
Federal Home Loan Bank stock	49,298	445	3.61%	31,682	361	4.55%	35,618	525	5.89%
Net loans: (2)
Total mortgage loans	7,443,268	80,273	4.28%	7,252,665	69,073	3.78%	6,850,281	62,470	3.59%
Total commercial loans	2,151,512	25,201	4.66%	2,107,681	22,363	4.22%	2,248,505	24,454	4.29%
Total consumer loans	320,051	3,785	4.74%	322,681	3,344	4.16%	340,227	3,345	3.90%
Total net loans	9,914,831	109,259	4.38%	9,683,027	94,780	3.89%	9,439,013	90,269	3.77%
Total interest-earning assets	$12,390,107	$121,731	3.90%	$12,328,742	$106,285	3.43%	$12,246,730	$99,594	3.21%

Non-Interest Earning Assets:
Cash and due from banks	126,330			129,953			118,729
Other assets	1,106,117			1,082,514			1,005,097
Total assets	$13,622,554			$13,541,209			$13,370,556

Interest-Bearing Liabilities:
Demand deposits	$5,906,679	$7,990	0.54%	$6,189,722	$4,458	0.29%	$5,984,271	$5,096	0.34%
Savings deposits	1,515,926	296	0.08%	1,496,064	285	0.08%	1,424,931	373	0.10%
Time deposits	669,639	1,274	0.76%	695,015	833	0.48%	804,895	826	0.41%
Total Deposits	8,092,244	9,560	0.47%	8,380,801	5,576	0.27%	8,214,097	6,295	0.30%

Borrowed funds	908,841	2,518	1.11%	527,630	1,104	0.84%	652,441	1,768	1.08%
Subordinated debentures	10,407	164	6.35%	10,355	130	5.05%	25,224	303	4.77%
Total interest-bearing liabilities	9,011,492	12,242	0.54%	8,918,786	6,810	0.31%	8,891,762	8,366	0.37%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,750,746			2,776,507			2,552,107
Other non-interest bearing liabilities	246,794			244,671			232,954
Total non-interest bearing liabilities	2,997,540			3,021,178			2,785,061
Total liabilities	12,009,032			11,939,964			11,676,823
Stockholders' equity	1,613,522			1,601,245			1,693,733
Total liabilities and stockholders' equity	$13,622,554			$13,541,209			$13,370,556

Net interest income		$109,489			$99,475			$91,228

Net interest rate spread			3.36%			3.12%			2.84%
Net interest-earning assets	$3,378,615			$3,409,956			$3,354,968

Net interest margin (3)			3.51%			3.21%			2.94%

Ratio of interest-earning assets to total interest-bearing liabilities	1.37x			1.38x			1.38x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	2.36%	1.74%	1.47%	1.29%	1.32%
Net loans	4.38%	3.89%	3.80%	3.81%	3.77%
Total interest-earning assets	3.90%	3.43%	3.23%	3.19%	3.21%

Interest-Bearing Liabilities:
Total deposits	0.47%	0.27%	0.25%	0.28%	0.30%
Total borrowings	1.11%	0.84%	0.86%	0.94%	1.08%
Total interest-bearing liabilities	0.54%	0.31%	0.29%	0.34%	0.37%

Interest rate spread	3.36%	3.12%	2.94%	2.85%	2.84%
Net interest margin	3.51%	3.21%	3.02%	2.95%	2.94%

Ratio of interest-earning assets to interest-bearing liabilities	1.37x	1.38x	1.39x	1.39x	1.38x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2022			September 30, 2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$126,439	$499	0.53%	$410,589	$370	0.12%
Federal funds sold and other short term investments	113,498	1,206	1.42%	173,446	1,584	1.22%
Available for sale debt securities	2,028,645	24,786	1.63%	1,395,302	15,324	1.46%
Held to maturity debt securities, net (1)	413,136	7,501	2.42%	440,252	8,122	2.46%
Equity securities, at fair value	1,020	—	—%	1,048	—	—%
Federal Home Loan Bank stock	37,363	1,180	4.21%	44,249	1,887	5.69%
Net loans: (2)
Total mortgage loans	7,253,822	213,181	3.89%	6,825,270	187,363	3.63%
Total commercial loans	2,119,637	70,385	4.40%	2,391,238	75,770	4.21%
Total consumer loans	321,357	10,268	4.27%	366,254	10,249	3.74%
Total net loans	9,694,816	293,834	4.01%	9,582,762	273,382	3.78%
Total interest-earning assets	$12,414,917	$329,006	3.51%	$12,047,648	$300,669	3.31%

Non-Interest Earning Assets:
Cash and due from banks	126,392			148,859
Other assets	1,077,495			1,015,584
Total assets	$13,618,804			$13,212,091

Interest-Bearing Liabilities:
Demand deposits	$6,126,916	$16,643	0.36%	$5,654,725	$15,710	0.37%
Savings deposits	1,496,355	871	0.08%	1,405,357	1,176	0.11%
Time deposits	681,783	2,808	0.55%	914,309	3,609	0.53%
Total deposits	8,305,054	20,322	0.33%	7,974,391	20,495	0.34%
Borrowed funds	663,366	4,790	0.97%	844,240	7,130	1.13%
Subordinated debentures	10,355	403	5.21%	25,187	912	4.84%
Total interest-bearing liabilities	$8,978,775	$25,515	0.38%	$8,843,818	$28,537	0.43%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,770,969			2,470,262
Other non-interest bearing liabilities	235,630			230,986
Total non-interest bearing liabilities	3,006,599			2,701,248
Total liabilities	11,985,374			11,545,066
Stockholders' equity	1,633,430			1,667,025
Total liabilities and stockholders' equity	$13,618,804			$13,212,091

Net interest income		$303,491			$272,132

Net interest rate spread			3.13%			2.88%
Net interest-earning assets	$3,436,142			$3,203,830

Net interest margin (3)			3.24%			2.99%

Ratio of interest-earning assets to total interest-bearing liabilities	1.38x			1.36x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2020
Interest-Earning Assets:
Securities	1.72%	1.47%	2.31%
Net loans	4.01%	3.78%	3.88%
Total interest-earning assets	3.51%	3.31%	3.56%

Interest-Bearing Liabilities:
Total deposits	0.33%	0.34%	0.58%
Total borrowings	0.97%	1.13%	1.42%
Total interest-bearing liabilities	0.38%	0.43%	0.72%

Interest rate spread	3.13%	2.88%	2.84%
Net interest margin	3.24%	2.99%	3.03%

Ratio of interest-earning assets to interest-bearing liabilities	1.38x	1.36x	1.34x

Note: The previously reported average balances of interest bearing and non-interest bearing cash for the prior period ended September 30, 2020 in the preceding table were recalculated. This recalculation resulted in the previously reported net interest margin changing from 3.06% to 3.03% for the quarter ended September 30, 2020.